Exhibits 5.1 and 23.2

PEARLMAN LAW GROUP LLP Attorneys-at-Law 200 South Andrews Avenue, Suite 901 Fort Lauderdale, Florida 33301 (954) 880-9484

September 26, 2018
Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as primary counsel to Level Brands, Inc., a North Carolina corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (as may be amended from time to time prior to effectiveness, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer and sale by the Company of up to a maximum of $6,900,000 worth of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company is also registering: (i) warrants to purchase up to $225,000 shares of Common Stock of the Company to be issued to the representative of the several underwriters as additional compensation pursuant to the Underwriting Agreement (as defined below) (the “Representative’s Warrant”), and (ii) up to $225,000 shares of Common Stock issuable upon exercise of the Representative’s Warrant (the “Representative’s Warrant Shares”). The Shares, the Representative’s Warrant and the Representative’s Warrant Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and ThinkEquity, a Division of Fordham Financial Management, Inc., as representative of the several underwriters, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion including, without limitation: (i) the Registration Statement and related prospectus; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (iii) the resolutions adopted by the Board of Directors of the Company or authorized committees thereof (either at meetings or by unanimous written consent) authorizing the issuance and sale of the Shares pursuant to the terms of the Registration Statement, including to establish the sale price of the Shares;(iv) the Underwriting Agreement; (v) the Representative’s Warrant;and (vi) such other documents and records and matters of law as we have deemed necessary or appropriate for purposes of this opinion. In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares, when issued and paid for in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable; (ii) the Representative’s Warrant, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrant, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and (iii) the Representative’s Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrant, will be validly issued, fully paid and non-assessable.

With respect to the matters of the laws of the Business Corporation Act of the State of North Carolina, we have relied without independent investigation upon the opinion dated September 26, 2018 of the Law Offices of Jason H. Scott, special North Carolina counsel to the Company, filed as Exhibit 5.2 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the laws of the State of North Carolina, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of the Law Offices of Jason H. Scott.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Pearlman Law Group LLP
Pearlman Law Group LLP

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